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[HSBC LOGO]
                                                                   EXHIBIT 10.15

          Corporate & Institutional Banking - International Division L9
Ref:

    CONFIDENTIAL

    Novel Denim (HK) Ltd
    1/F Novel Industrial Building
    850-870 Lai Chi Kok Road
    Cheung Sha Wan
    Kowloon

                                                                18 February 2002
-   Attention: Mr Peter Leung / Mr Vincent Chan

    Dear Sirs

    BANKING FACILITIES
    A/C No 580-046001

    With reference to our recent telephone discussions, we are pleased to confirm our agreement to granting the undermentioned banking facilities. These facilities will be made available on the specific terms and conditions outlined herein and upon satisfactory completion of the security detailed below.

                                      Existing              New
                                    -------------     ---------------
REVOLVING LIBOR LOAN FACILITIES     USD3,000,000.-    USD10,000,000.-

    Interest on the loan will continue to be charged at 0.75% over 1, 2 or 3 months LIBOR (London Interbank Money Market Offer Rate), subject to availability in the market, payable at the end of each interest period to the debit of your current account. Interest shall be calculated on actual days elapsed in a year of 360 days for USD loan.

    The applicable LIBOR will be that quoted by us at or about 11:00 a.m. on the date of drawdown / rollover.

    General conditions for the utilisation of the LIBOR Loan facilities:-

    a) 2 working days advance notice of drawdown / rollover is to be given to us for LIBOR facilities respectively. Once a quotation has been given and accepted by you, we will thereupon be bound to make, and you will thereupon be bound to accept, any advance on the terms so agreed.

    b)  Each drawdown / rollover to be for periods of 1, 2 or 3 months.

    c) Each initial drawdown must be for USD300,000.- and thereafter in multiples of USD 100,000.-,

    d) At the end of an interest period the amount of the drawing may be rolled over either in one or two or more amounts (providing such amounts are in multiples of USD100,000.- with a minimum drawdown of USD300,000.-) for further periods of 1, 2 or 3 months.

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong
Tel: 2822 1111 Fax:
Telex: 73205 [ILLEGIBLE]
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                                      - 2 -

Novel Denim (HK) Ltd                                            18 February 2002

e) With our prior approval, which will not be withheld, provided we are satisfied that the funds utilised are generated from your internal resources, out of cash flow rather than from external re-financing during an interest period any amount of outstanding loan may, with 48 hours advance notice to us, be repaid subject to the usual charges (i.e. the differential between the return we would have received had such amount run to maturity and the return we are able to obtain by the placing of the funds repaid for the remainder of the period in the market).

f) We reserve the right to renegotiate the LIBOR interest spreads should any event occur which changes the basis on which LIBOR interest margins are presently calculated.

Please note that our Loans Section is responsible for the administration of LIBOR facilities. For rate quotations and other day to day administrative matters, please contact our Ms Joanna Lam on telephone number 2390 1575.


                                                       Existing              New
                                                       --------              ---
HKD OVERDRAFT                                       HKD25,000,000.-      HKD30,000,000.-

Interest on the overdraft facility will continue to be charged on daily balances at our best lending rate, (currently 5.125% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

A commitment fee of 0.25% per annum will be charged daily on the undrawn balance of your overdraft facility and will be payable monthly in arrears to the debit of your current account.


Apart from the forgoing, all other facilities, security, terms and conditions as stated in our letters of 16 May 2001 remain unchanged. Notwithstanding the above, these facilities are subject to review at any time, in any event by 31 March 2002, and also subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.


SECURITY

As additional security, please let us have a Corporate Guarantee in our favour for USD7,000,000.- from Novel Denim Holdings Limited together with a certified copy of a Board Resolution in substantially the form of that enclosed with this facilities letter. We enclose our standard form of guarantee for your completion and return.


ACCRUAL OF INTEREST AND OTHER SUMS

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

                                                                         ...../3

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                                      - 3 -

Novel Denim (HK) Ltd                                            18 February 2002

DISCLOSURE OF INFORMATION

Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.


SECTION 83 OF THE BANKING ORDINANCE

Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related, We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

ACCEPTANCE

Please arrange for the authorised signatories of your company, in accordance with the terms of the mandates given to the Bank, to sign and return to us before 11 March 2002 the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which these facilities are granted.

We are pleased to be of continued assistance.

Yours faithfully

                                                  For and on behalf of
                                                  NOVEL DENIM (HK) LIMITED
                                                  /s/ [ILLEGIBLE]
/s/ Roddy K W Lau                                 ------------------------------
----------------------------                             Authorized Signature(s)
Roddy K W Lau
Global Relationship Manager
Encl